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                                   EXHIBIT 4


                                                       AS AMENDED AUGUST 3, 1992

                         1986 EQUITY PARTICIPATION PLAN
                                       OF
                                POLK AUDIO, INC.


1.           PURPOSE

             This plan, which shall be known as the "1986 Equity Participation Plan" (the "Plan"), is intended to attract, retain and motivate key employees and/or directors of Polk Audio, Inc. (the "Company") and of any subsidiaries presently existing or which may be formed in the future, by providing them with a means to acquire a proprietary interest or to increase their proprietary interest in the Company's success.

             The term "key employee(s)" when used in this Plan shall include officers, executives, and supervisory personnel, as well as other employees who make a valuable contribution to the Company.

             The word "Company" when used in the Plan shall include subsidiaries of the Company. The word "subsidiary" when used herein shall mean any corporation a majority of the voting stock of which is owned directly or indirectly by the Company.

2.           ADMINISTRATION

             The Plan shall be administered by a Committee appointed by the Board of Directors of the Company (the "Committee"). The Committee shall consist of not less than three members. The members of the committee as of the date of this amendment are George M. Klopfer, Matthew S. Polk, Jr., and Craig
C. Georgi. The Board of Directors may from time to time remove members from or add members to the Committee. Vacancies on the Committee, howsoever caused, shall be filled by additions made by the Board of Directors. The Committee shall select one of its members as Chairman, and shall hold meetings at such times and places as it may determine. The Committee shall act by majority agreement of its members or by written consent signed by a majority of its members.





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             Members of the committee shall not be ineligible to receive benefits or stock options under this Plan or any other plan of the Company or any of its affiliates solely by reason of their membership on the Committee, provided that the award of an option under this Plan to a member of the Committee shall be approved as provided in Section 3.2.4.

             The Committee is authorized, subject to the provisions of the Plan, from time to time to establish such rules and regulations and to appoint such agents as it deems appropriate for the proper administration of the Plan, and to make such determinations under, and such interpretations of, and to take such steps in connection with the Plan or the options granted hereunder as it deems necessary or advisable. The Committee shall, from time to time, award options upon such terms and conditions as it deems necessary, subject to the provisions of the Plan. The total amount of Common Stock which may be delivered on exercise of options granted under the Plan (the "Options") and which may be issued as award shares (the "Stock Awards") shall not exceed in the aggregate Six Hundred Thousand (600,000) shares of the Company's authorized Common Stock, $0.01 per share par value.

3.           STOCK OPTIONS

             3.1 Option Shares. The stock to be issued upon exercise of the Options under the Plan shall be shares of the Company's Common Stock and may be either authorized and unissued shares or issued shares held in the treasury of the Company. Such number of shares is subject to adjustment in accordance with the provisions of Section 7 hereof. The shares involved in the unexercised portion of any terminated or expired options under the Plan may again be subjected to options under the Plan.

             3.2    Award of Options.

                    3.2.1 The Committee, at any time and from time to time, may grant options under the Plan to any key employee or director of the Company (the "Optionee") for such numbers of shares as the Committee shall designate, subject to the provisions of this Section 3. The date on which an option shall be granted shall be the date of the Committee's authorization of such grant or such later date as may be determined by the Committee at the time such grant is authorized. At the time of the grant of each option under the Plan, the Committee shall





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determine whether such option is to be designated a nonqualified option, an incentive stock option (within the meaning of Section 422A of the Internal Revenue Code of 1986 as amended (the "Code")) or a combination of both; provided, however, that directors which are not also employees of the Company shall not be eligible to receive incentive stock options. Any Optionee at any one time and from time to time may hold more than one option granted under the Plan or under any other stock plan of the Company.

                    3.2.2 In the case of an incentive stock option, the aggregate fair market value (determined as of the date of grant) with respect to which incentive stock options are exercisable for the first time by an Optionee in any calendar year (under all stock option plans of the Company and its subsidiaries) shall not exceed One Hundred Thousand Dollars ($100,000), or such other amount which may be permitted under the Code from time to time.

                    3.2.3 Each option shall be evidenced by a stock option agreement (the "Stock Option Agreement") in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve.

                    3.2.4 No member of the Committee shall participate in the approval of options granted to him or her under this Plan. The award of any option to a member of the Committee shall be ratified by the unanimous vote or written consent of those members of the Board of Directors who are neither members of the Committee nor employees of the Company. Notwithstanding Section 3.2.1, the date on which an option granted to a member of the Committee shall be the date of the ratification of such grant by the Board of Directors.

             3.3 Option Price. The price of each option granted pursuant to this Plan shall be determined by the Committee in its sole and absolute discretion, including a price below fair market value per share as that term is hereinafter defined. In the case of a non-qualified stock option, the option price shall not be less than eighty-five percent (85%) of the fair market value per share on the date of the grant. In the case of an incentive stock option, the option price shall not be less than one hundred percent (100%) of the fair market value per share on the date of grant. However, in the event that an incentive stock option is granted to an employee who, at the time of the grant, owns stock representing more than ten percent (10%) of the voting power of all





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the classes of stock of the Company, the option price shall be not less than one hundred ten percent (110%) of the fair market value of the stock subject to the option at the time the option is granted.

             During any time the Company's Common Stock is not listed upon an established stock exchange, the fair market value per share shall be the reported "bid" price of the Common Stock in the over-the-counter market on the date preceding the date of the grant as reported by the National Association of Securities Dealers, Inc. If the stock is listed upon an established stock exchange or exchanges, its fair market value shall be deemed to be the highest closing price of the Company's Common Stock on that stock exchange or exchanges on the date preceding the date of the grant, or, if no sale of the Company's Common Stock shall have been made on any stock exchange on that day, then on the next preceding day on which there was a sale.

             3.4 Term of Option. The term of each option granted pursuant to this Plan shall not exceed ten years and, further, in the event of an incentive stock option is granted to an employee who, at the time of the grant, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company, no option shall be exercisable more than five years from the date it is granted.

             3.5    Effect of Termination of Employment, Death or Disability.

                    3.5.1 In the event of the termination of employment of an Optionee (otherwise than by reason of death, disability or retirement of the Optionee, as described below), any option or options granted to the Optionee under the Plan to the extent not theretofore exercised shall be deemed canceled and terminated forthwith, except that, such Optionee may exercise any options theretofore granted which have not expired and which are otherwise exercisable within three (3) months after such termination. If the employment of an Optionee shall be terminated by reason of the Optionee's retirement by the Company, the Optionee shall have the right to exercise such option or options held by the Optionee to the extent that such options have not expired, at any time within three (3) months after such retirement. Upon Optionee's retirement by the Company, all options held by an Optionee shall be immediately exercisable in full. The transfer of an Optionee from the employ of the Company to a subsidiary





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corporation or vice versa or from one subsidiary corporation of the Company to another shall not be deemed to constitute a termination of employment for purposes of this Plan.

                    3.5.2 In the event that an Optionee shall die while employed by the Company or shall die within three (3) months after retirement by the Company, any option or options granted to him under the Plan and not theretofore exercised or expired shall be exercisable by the estate of the Optionee or by any person who has acquired such option by bequest or inheritance from the Optionee at any time within one (1) year of the death of the Optionee.

                    3.5.3 In the event of the termination of employment of an Optionee by reason of Optionee's disability, the Optionee shall have the right to exercise all options held to the extent that options have not previously expired or been exercised at any time within one year after such termination. The term "disability" shall, for the purposes of this Plan, be defined in the same manner as such term is defined in Section 105(d)(4) of the Code.

                    3.5.4 Whether any leave of absence shall constitute termination of employment for the purposes of any option granted under the Plan shall be determined in each case by the Committee in its sole discretion.

             3.6 Payments for Options. The option price shall become immediately due upon exercise of the option and shall be payable in full in cash or cash equivalents; provided, however, that the Committee shall have the authority, exercisable at its discretion, either at the time the option is granted or at the time it is exercised, to make the option price payable in one or more of the alternative forms specified below:

                    3.6.1 full payment in shares of Common Stock having a fair market value on the date of exercise equal to the option price; or

                    3.6.2 a combination of shares of Common Stock valued at fair market value on the date of exercise and cash or cash equivalent, equal in the aggregate to the option price.

4.           STOCK AWARDS

             The Committee may authorize the issuance of Stock Awards to such key employees and directors and on such terms as the Committee shall determine. The Committee shall





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determine the types of awards made, the number of shares and any other terms, conditions or restrictions relating to the awards as it may deem appropriate.

5.           STOCK APPRECIATION RIGHTS

             The Committee may grant stock appreciation rights covering shares of Common Stock ("SARs") to such Optionees and on such terms as the Committee shall determine. A SAR may be granted only in tandem with a related nonqualified stock option under the Plan, and may be granted concurrently with or after the grant of the stock option, but neither the SAR nor any related option may be exercised during the first six (6) months of their respective terms (this limitation shall not apply in the event death or disability of the Optionee occurs prior to the six-month period). A SAR shall entitle the Optionee to receive, in lieu of exercising the related stock option, a payment equal to the excess of the fair market value of the shares of Common Stock covered by the SAR on the date of exercise over the exercise price for such shares. A SAR shall be exercisable only to the extent that the related stock option is exercisable. The base from which the value of the SAR is measured at its exercise shall be the purchase price under the related stock option. Payment may be made in cash or shares of Common Stock or a combination of both, as the Committee shall determine in its sole discretion. The Committee may cancel or place a limit on the term of or the amount payable for any SAR at any time. The Committee shall determine all other terms and provisions of any SAR grant. Unless the Committee shall otherwise determine, to the extent a SAR is exercisable, it will be exercised automatically for a cash settlement on the expiration date of its original term. Upon exercise of a SAR as to some or all of the shares covered by the grant and payment in accordance with the Committee's determination, the related stock option (including any related tax benefit right) shall be canceled automatically to the extent of the number of shares covered by such exercise. Conversely, if the related stock option is exercised as to some or all of the shares covered by the grant, the related SAR, if any, shall be canceled automatically to the extent of the number of shares covered by the stock option exercise.

             SARS may only be exercised when there is a positive spread i.e. when the fair market value of the shares subject to the option exceeds the option price under the related option.





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6.           TAX BENEFIT RIGHTS

             The Committee may grant tax benefit rights ("TBRs") to such Optionees and on such terms as the Committee shall determine. A TBR may be granted only with respect to a nonqualified stock option under the Plan, and may be granted concurrently with or after the grant of the stock option. A TBR shall entitle an Optionee to receive from the Company an amount in cash equal to the then existing maximum statutory federal income tax rates (including any surtax or similar charge or assessment) for corporations, multiplied by the amount of ordinary income, if any, realized by the Optionee for Federal income tax purposes as a result of the exercise of an option granted under the Plan. The Committee may cancel or place a limit on the term of or the amount payable for any TBR at any time. The Committee shall determine all other terms and provisions of any TBR grant.

7.           ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

             The total number of shares of Common Stock which may be purchased on exercise of options granted under the Plan, the total number of shares of Common Stock for which options may be granted under the Plan to any one individual and option rights (both as to the number of shares of Common Stock and the option price) shall be appropriately adjusted by the committee for any increase or decrease in the number of outstanding shares of Common Stock resulting from a stock dividend, stock split or combination of shares or reclassification. In the event of a merger or consolidation of the Company, the Committee may make such adjustments with respect to options or take such other actions as it deems necessary or appropriate to reflect on in anticipation of or in connection with such merger or consolidation including, without limitation, the substitution of new options.

8.           TRANSFERABILITY

             No option or related SAR or TBR granted pursuant to this Plan shall be transferable by an Optionee and any option granted pursuant to this Plan shall be exercisable only by such Optionee except as set forth in Section 3.5.2.





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9.           AMENDMENT, MODIFICATION AND TERMINATION OF THE PLAN

             The Board of Directors, upon recommendation of the Committee or at its own discretion, at any time may terminate, and at any time and from time to time, and in any respect, may amend or modify, the Plan; provided, however, that no such action of the Board of Directors shall, without the approval of the stockholders, take any action which would result in the failure of the Plan and the incentive stock options granted thereunder to comply with Section 422A of the Code. No amendment, modification or termination of the Plan shall in any manner adversely affect any option theretofore granted under the Plan without the consent of the Optionee.

10.          FINALITY OF DETERMINATIONS

             The interpretation and construction by the Committee of any provisions of the Plan or of any stock option under it shall be final unless otherwise determined by the Board of Directors. No members of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

11.          WITHHOLDING

             The Company shall withhold any and all employment taxes required to be withheld by Federal, State or local law from, or with respect to, any stock, cash or other property distributed or paid to any Optionee under this Plan. If a distribution is to be made in stock or property other than cash, the Company shall have the right to withhold a sufficient amount of such Optionee's wages, or require that the Optionee make a direct cash payment to the Company, sufficient to discharge the Company's withholding obligations under applicable law. Until the Company has discharged its withholding obligations, it shall have the right to refuse the issuance of, or delivery of, the stock for which the option has been exercised. The Company may make such other arrangements as it deems reasonable or convenient, consistent with this Plan, to discharge its withholding obligations under applicable law.

12.          RIGHT TO CONTINUED EMPLOYMENT

             Nothing in this Plan shall confer on an Optionee or a recipient of a stock award any right to continue in the employ of the Company or any subsidiary, or affect in any way the right of the Company to terminate such person's employment at any time.





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13.          GOVERNING LAW

             The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Maryland.

14.          EFFECTIVE DATE

             The initial effective date of this Plan was May 21, 1986. The effective date of the first amendment to this Plan is June 13, 1990. The effective date of the second amendment to this Plan is August 3, 1992.